As filed with the Securities and Exchange Commission on May 12, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CAMDEN PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Texas	76-6088377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
(Address of Principal
Executive Offices)
2011 Share Incentive Plan of Camden Property Trust
(Full title of the plan)
Richard J. Campo
Chairman of the Board and Chief Executive Officer
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
(Name and address of agent for service)
(713) 354-2500
(Telephone number, including area code, of agent for service)
Copies to:
Bryan L. Goolsby
Toni Weinstein
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000
Fax: (214) 740-8800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of
registered	registered (1)	offering price per share(2)	aggregate offering price(2)	registration fee(2)
Common shares of beneficial interest, par value $0.01 per share	9,144,489	$62.025	$567,186,931	$65,851

(1)
Amount represents 5,840,000 common shares pursuant to the Camden Property Trust 2011 Share Incentive Plan plus 3,304,489 common shares available under the Camden Property Trust 2002 Share Incentive Plan which are available for grant under the Camden Property Trust 2011 Share Incentive Plan. This registration statement shall also cover any of the registrant’s common shares which become issuable under the Camden Property Trust 2011 Share Incentive Plan or the Camden Property Trust 2002 Share Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration and which results in an increase in the number of the registrant’s outstanding common shares. The registrant currently intends to issue all shares under the Camden Property Trust 2011 Share Incentive Plan from treasury shares.

(2)
Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common shares of Camden Property Trust as reported on the New York Stock Exchange on May 11, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required in Part I of this Registration Statement is included in the prospectus for the Camden Property Trust 2011 Share Incentive Plan, which Camden Property Trust (the “Company”) has excluded from this Registration Statement in accordance with the instructions to Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference into the Registration Statement:
(a)	Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)	Current Reports on Form 8-K filed on March 1, 2011 and May 12, 2011; and

(d)	the description of the Company’s common shares contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on June 21, 1993.
In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the pursuant to the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Chapter 8 of the Texas Business Organizations Code empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation which can lead to such an action, suit or proceeding because the person is or was a governing person, former governing person, officer, employee, agent, or delegate of the real estate investment trust against a judgment and expenses, other than a judgment, which are reasonable and actually incurred by the person in connection with a proceeding if the person acted in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The Texas Business Organizations Code further provides, except to the extent otherwise permitted therein, a trust manager may not be indemnified in respect of a proceeding in which the person is found liable for willful or intentional misconduct in the performance of the person’s duty to the enterprise, breach of the person’s duty of loyalty owed to the enterprise, or an act or omission not committed in good faith which constitutes a breach of a duty owed by the person to the enterprise. Indemnification is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.
Section 200.314 of the Texas Real Estate Investment Trust Law provides no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.
Article Sixteen of the Amended and Restated Declaration of Trust of the Company provides the Company shall indemnify officers and trust managers, as set forth below:
(a) The Company shall indemnify, to the fullest extent indemnification is permitted by Texas law in accordance with the Company’s Bylaws, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all reasonable costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph as well as against all judgments, penalties, fines and amounts paid in settlement.
(b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent indemnification is permitted by Texas law, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.
The Second Amended and Restated Bylaws of the Company provide the Company may indemnify any trust manager or officer of the Company who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a trust manager, officer, employee or agent of the Company, or is or was serving at the request of the Company in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined the person: (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity, his conduct was in the best interests of the Company, and, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided, if the person is found liable to the Company, or is found liable on the basis the personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits

Exhibit No.	Description
3.1
Amended and Restated Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110), and incorporated by reference herein)

3.2
Second Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-12110) and incorporated by reference herein)

4.1
Specimen certificate for the Company’s Common Shares (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-11 filed on September 15, 1993 (File No. 33-68736), and incorporated by reference herein)

5.1	Opinion of Locke Lord Bissell & Liddell LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Locke Lord Bissell & Liddell LLP (included in their opinion filed as Exhibit 5)

24.1	Power of Attorney (included on signature page)

99.1	Camden Property Trust 2011 Share Incentive Plan (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 12, 2011 (File No. 1-12110) and incorporated by reference herein)
Item 9. Undertakings.
The Company hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2011.

CAMDEN PROPERTY TRUST
By:	/s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President—Finance, Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Campo Richard J. Campo	Chairman of the Board of Trust Managers and Chief Executive Officer (Principal Executive Officer)	May 12, 2011

/s/ D. Keith Oden D. Keith Oden	President and Trust Manager	May 12, 2011

/s/ Dennis M. Steen Dennis M. Steen	Senior Vice President-Finance, Chief Financial Officer (Principal Financial Officer)	May 12, 2011

/s/ Michael P. Gallagher Michael P. Gallagher	Vice President-Chief Accounting Officer (Principal Accounting Officer)	May 12, 2011

/s/ Scott S. Ingraham Scott S. Ingraham	Trust Manager	May 12, 2011

/s/ Lewis A. Levey Lewis A. Levey	Trust Manager	May 12, 2011

/s/ William B. McGuire, Jr. William B. McGuire, Jr.	Trust Manager	May 12, 2011

/s/ F. Gardner Parker F. Gardner Parker	Trust Manager	May 12, 2011

/s/ William B. Paulsen William B. Paulsen	Trust Manager	May 12, 2011

/s/ Steven A. Webster Steven A. Webster	Trust Manager	May 12, 2011

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Trust Manager	May 12, 2011

EXHIBIT INDEX

Exhibit No.	Description
3.1
Amended and Restated Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110), and incorporated by reference herein)

3.2
Second Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-12110) and incorporated by reference herein)

4.1
Specimen certificate for the Company’s Common Shares (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-11 filed on September 15, 1993 (File No. 33-68736), and incorporated by reference herein)

5.1	Opinion of Locke Lord Bissell & Liddell LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Locke Lord Bissell & Liddell LLP (included in their opinion filed as Exhibit 5)

24.1	Power of Attorney (included on signature page)

99.1	Camden Property Trust 2011 Share Incentive Plan (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 12, 2011 (File No. 1-12110) and incorporated by reference herein)